Exhibit 99.1
RELEASE 8:00AM — January 20, 2010

CONTACT:	Susan Munhall, Investor Relations Hudson City Bancorp, Inc. West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS RECORD
ANNUAL EARNINGS OF $527.2 MILLION
FOURTH QUARTER EPS INCREASED 12.0%
TOTAL ASSETS SURPASS $60 BILLION
Paramus, New Jersey, January 20, 2010 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today that net income for the fourth quarter of 2009 increased 9.9% to $136.6 million as compared to $124.3 million for the fourth quarter of 2008. Diluted earnings per share increased 12.0% to $0.28 for the fourth quarter of 2009 as compared to $0.25 for the fourth quarter of 2008. For the year ended December 31, 2009, net income increased 18.3% to $527.2 million as compared to $445.6 million for 2008. Diluted earnings per share increased 18.9% to $1.07 for the year ended December 31, 2009 as compared to $0.90 for 2008. Net interest margin widened to 2.30% for the fourth quarter of 2009 as compared to 2.02% for the fourth quarter of 2008. The Board of Directors declared a quarterly cash dividend of $0.15 per share payable on March 2, 2010 to shareholders of record on February 5, 2010.
Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer commented, “While many financial institutions continued to struggle in these difficult times, Hudson City achieved record earnings for the quarter and the year despite the recession. Earnings for 2009 of $527.2 million marked our 11th consecutive year of earnings growth since our 1999 public offering. Net income increased despite significant increases in FDIC insurance premiums and in the provision for loan losses. The secret to our success is no secret at all — at Hudson City, whether you are a customer or shareholder, “what you see is what you get”. It is becoming more difficult to distinguish a traditional bank from an investment bank. Hudson City’s financial performance did not come from financial engineering products such as hedges or derivatives. It did not come from investment banking fees or trading operations. It did not come from “restructuring” or “reinventing” ourselves. It came from making residential first mortgages, which we keep on our books, and funding our 2009 growth with deposits. In fact, during 2009 we increased our market share in 96% of our branch locations and we grew deposits by $6.1 billion — a record for Hudson City. Our strength comes from an industry-leading efficiency ratio and our commitment to basic lending and banking principles. Our efficiency ratio was 18.8% in the fourth quarter. One component of our efficiency is the ratio of compensation and benefits to total revenue, which is the total of net interest income and non-interest income. This ratio is 10.2% for Hudson City as compared to an average of 30.0% for banks and thrifts with assets greater than $50 billion. Our low efficiency ratio provides us with the flexibility to offer very competitive rates for both loans and deposits.”
Mr. Hermance continued, “With all of the good news to report about Hudson City during 2009, there is no escaping that the economic recession of 2009 affected our asset quality. Non-performing loans amounted to $627.7 million at December 31, 2009 as compared to $217.6 million at December 31, 2008. Accordingly, we increased our allowance for loan losses during 2009 to $140.1 million at December 31, 2009 from $49.8 million at December 31, 2008. Our provision for loan losses during 2009 was $137.5 million and our net charge-offs were $47.2 million. Since our primary loan products are residential first mortgage loans, rising unemployment rates affect our borrowers’ ability to make loan payments. Compounding the difficulties associated with rising unemployment, weak housing markets make it difficult to sell homes and declining house prices diminish a borrower’s equity. However, our loan products and underwriting standards have resulted in a first mortgage loan portfolio with an average loan-to-value ratio of 61% using appraised values at the time of origination, which generally speaking have increased since origination. This has moderated the level of charge-offs required as loans become non-performing. While charge-offs have increased, they have not been large enough to jeopardize our earnings growth.”
Mr. Hermance continued, “As we consider what 2010 may hold for us, we look forward to improving financial and housing markets and improving economic conditions overall. We believe we are well-positioned for this. In December, we filed a shelf registration on Form S-3 with the Securities and Exchange Commission. The shelf registration statement will allow the Company to issue and sell common stock, preferred stock, or other types of debt or equity securities in one or more future offerings in amounts that will be determined at the time of the offerings. The shelf registration enables us to easily access the capital markets to support organic growth and should an opportunistic transaction arise.”
Financial highlights for the fourth quarter of 2009 are as follows:
•	Basic and diluted earnings per share were both $0.28 for the fourth quarter of 2009 as compared to $0.25 for both basic and diluted earnings per share for the fourth quarter of 2008. Basic and diluted earnings per share were $1.08 and $1.07, respectively for 2009 as compared to $0.92 and $0.90, respectively for 2008.

•	The Board of Directors declared a quarterly cash dividend of $0.15 per share payable on March 2, 2010 to shareholders of record at the close of business on February 5, 2010.

•	Net income amounted to $136.6 million for the fourth quarter of 2009, as compared to $124.3 million for the fourth quarter of 2008, an increase of 9.9%. For the year ended December 31, 2009, net income amounted to $527.2 million as compared to $445.6 million for 2008, an increase of 18.3%.

•	Net interest income increased 27.4% to $331.8 million for the fourth quarter of 2009 as compared to $260.5 million for the fourth quarter of 2008 and 32.0% to $1.24 billion for the year ended December 31, 2009 as compared to $942.0 million for 2008.

•	The provision for loan losses amounted to $45.0 million for the fourth quarter of 2009 as compared to $9.0 million for the fourth quarter of 2008. For the year ended December 31, 2009, the provision for loan losses amounted to $137.5 million as compared to $19.5 million for 2008.

•	Our annualized return on average assets and annualized return on average shareholders’ equity for the fourth quarter of 2009 were 0.92% and 10.21%, respectively. Our return on average assets and return on average shareholders’ equity for the year ended December 31, 2009 were 0.92% and 10.18%, respectively.

•	Our net interest rate spread and net interest margin were 2.02% and 2.30%, respectively, for the fourth quarter of 2009 and 1.92% and 2.21%, respectively, for 2009.

•	Our efficiency ratio was 18.84% for the fourth quarter of 2009 and 20.80% for 2009.

•	Our loan production was $9.22 billion for the year ended December 31, 2009, which resulted in a net increase of $2.36 billion in total loans to $31.78 billion at December 31, 2009 from $29.42 billion at December 31, 2008.

•	Deposits increased $6.12 billion, or 33.2%, to $24.58 billion at December 31, 2009 from $18.46 billion at December 31, 2008.

•	Borrowed funds decreased $250.0 million to $29.98 billion at December 31, 2009 from $30.23 billion at December 31, 2008.
Statement of Financial Condition Summary
Total assets increased $6.12 billion, or 11.3%, to $60.27 billion at December 31, 2009 from $54.15 billion at December 31, 2008. The increase in total assets reflected a $2.28 billion increase in loans, a $1.82 billion increase in investment securities, and a $1.59 billion increase in total mortgage-backed securities.
The increase in loans reflected our focus on loan portfolio growth through the origination of one- to four-family first mortgage loans in New Jersey, New York and Connecticut, as well as our continued loan purchase activity. For 2009, we originated $6.06 billion and purchased $3.16 billion of loans, compared to originations of $5.04 billion and purchases of $3.06 billion for 2008. The origination and purchases of loans were partially offset by principal repayments of $6.77 billion for 2009 as compared to $2.82 billion for 2008. Loan originations have increased primarily due to our competitive rates and an increase in mortgage refinancing caused by market interest rates that are at near-historic lows. The increase in refinancing activity occurring in the marketplace has also caused the increase in principal repayments during 2009.
Total investment securities increased $1.82 billion during 2009. The increase in investment securities is primarily due to purchases of $5.87 billion, partially offset by calls of investment securities of $4.02 billion. Total mortgage-backed securities increased $1.59 billion during 2009, reflecting purchases of $6.87 billion of variable-rate mortgage-backed securities and collateralized mortgage obligations (“CMOs”), all of which were issued by U.S. government-sponsored enterprises (“GSEs”). The increase was partially offset by repayments of $4.73 billion and sales of $761.6 million. The sales of the mortgage-backed securities, which occurred in the second quarter, resulted in a net gain of $24.0 million. We used the proceeds from the securities sales to fund the purchase of first mortgage loans. We decided to use securities sales as a funding source because the yields on the purchased loans were similar to those of the securities sold and we believe that if we held the securities, the unrealized gains would diminish since prepayment speeds are relatively high. There are no securities for which the Company currently believes it is not probable that it will collect all amounts due according to the contractual terms of the security.
Total liabilities increased $5.72 billion, or 11.6%, to $54.93 billion at December 31, 2009 from $49.21 billion at December 31, 2008. The increase in total liabilities primarily reflected a $6.12 billion increase in deposits, partially offset by a $250.0 million decrease in borrowed funds. The increase in total deposits reflected a $3.12 billion increase in our time deposits, a $2.34 billion increase in our money market checking accounts and a $575.5 million increase in our interest-bearing transaction accounts and savings accounts. The decrease in borrowed funds was the result of repayments of $1.00 billion with a weighted average rate of 1.62% largely offset by $750.0 million of new borrowings at a weighted-average rate of 1.69%. During 2009, we modified $1.73 billion of borrowings to extend the call dates of the borrowings by between three and four years, thereby reducing our interest rate risk. Due to brokers amounted to

$100.0 million as compared to $239.1 million at December 31, 2008. Due to brokers at December 31, 2009 represents securities purchased in the fourth quarter of 2009 with settlement dates in the first quarter of 2010.
Total shareholders’ equity increased $400.4 million to $5.34 billion at December 31, 2009 from $4.94 billion at December 31, 2008. The increase was primarily due to net income of $527.2 million for the year ended December 31, 2009 and a $136.9 million increase in accumulated other comprehensive income primarily due to an increase in the net unrealized gain on securities available-for-sale. These increases to shareholders’ equity were partially offset by cash dividends paid to common shareholders of $288.4 million and repurchases of our common stock of $43.5 million. At December 31, 2009, our shareholders’ equity to asset ratio was 8.86% and our tangible book value per share was $10.53.
The accumulated other comprehensive income of $178.6 million at December 31, 2009 includes a $205.8 million after-tax net unrealized gain on securities available for sale ($347.9 million pre-tax) partially offset by a $21.3 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans.
Statement of Income Summary
The Federal Open Market Committee of the Federal Reserve Bank (the “FOMC”) noted that economic activity has continued to improve during the fourth quarter of 2009. The FOMC also noted that the housing sector has shown signs of improvement. However, the national unemployment rate increased to 10.0% in December 2009 as compared to 9.8% in September 2009 and 7.4% in December 2008. Lower household wealth and tight credit conditions in addition to the increase in the national unemployment rate has resulted in the FOMC maintaining the overnight lending rate at zero to 0.25% during the fourth quarter of 2009. As a result, short-term market interest rates have remained at low levels during the fourth quarter of 2009. This allowed us to continue to re-price our short-term deposits thereby reducing our cost of funds. While longer-term market interest rates increased during the fourth quarter of 2009, rates on mortgage-related assets have declined slightly, although to a lesser extent than the decline in our cost of funds. As a result, our net interest rate spread and net interest margin increased for the forth quarter and full year of 2009 from the three and twelve-month periods ended December 31, 2008.
Net interest income increased $71.3 million, or 27.4%, to $331.8 million for the fourth quarter of 2009 as compared to $260.5 million for the fourth quarter of 2008. During the fourth quarter of 2009, our net interest rate spread increased 35 basis points to 2.02%, as compared to 1.67% for the same quarter in 2008. Our net interest margin increased 28 basis points to 2.30% as compared to 2.02% for the fourth quarter of 2008. Net interest income increased $301.5 million, or 32.0%, to $1.24 billion for 2009 as compared to $942.0 million for 2008. During 2009, our net interest rate spread increased 35 basis points to 1.92% and our net interest margin increased 25 basis points to 2.21% as compared to 2008.
Total interest and dividend income for the fourth quarter of 2009 increased $34.5 million, or 4.9%, to $746.5 million as compared to $712.0 million for the fourth quarter of 2008. The increase in total interest and dividend income was primarily due to a $6.42 billion, or 12.4%, increase in the average balance of total interest-earning assets to $58.40 billion for the fourth quarter of 2009 as compared to $51.98 billion for the fourth quarter of 2008. The increase in the average balance of total interest-earning assets was partially offset by a decrease of 37 basis points in the annualized weighted-average yield to 5.11% for the quarter ended December 31, 2009 from 5.48% for the same quarter in 2008.
Total interest and dividend income for the year ended December 31, 2009 increased $288.6 million, or 10.9%, to $2.94 billion as compared to $2.65 billion for the year ended December 31, 2008. The increase in total interest and dividend income was primarily due to an $8.20 billion, or 17.0%, increase in the average balance of total interest-earning assets to $56.30 billion for the year ended December 31, 2009 as compared to $48.10 billion for 2008. The increase in the average balance of total interest-earning assets was partially offset by a decrease of 29 basis points in the weighted-average yield on total interest-earning assets to 5.23% for the year ended December 31, 2009 from 5.52% for 2008.
Interest and fees on mortgage loans increased $13.4 million to $426.8 million for the fourth quarter of 2009 as compared to $413.4 million for the same period in 2008. This was primarily due to a $2.44 billion increase in the average balance of first mortgage loans, reflecting our continued emphasis on the growth of our mortgage loan portfolio. The increase in the average balance of first mortgage loans was partially offset by a 28 basis point decrease in the weighted-average yield to 5.51% from 5.79% for the 2008 fourth quarter.
For the year ended December 31, 2009, interest and fees on mortgage loans increased $155.3 million to $1.68 billion as compared to $1.52 billion for the year ended December 31, 2008 primarily due to a $3.75 billion increase in the average balance of first mortgage loans to $30.13 billion as compared to $26.38 billion 2008. The increase in the average balance of first mortgage loans was partially offset by a decrease of 21 basis points in the weighted-average yield to 5.57% for 2009 as compared to 5.78% for 2008.
Interest on mortgage-backed securities decreased $2.3 million to $240.5 million for the fourth quarter of 2009 as compared to $242.8 million for the fourth quarter of 2008. This decrease was due primarily to a 37 basis point decrease in the weighted-average yield to 4.84% for the fourth quarter of 2009 from 5.21% for the fourth quarter of 2008. The decrease in the weighted-average yield was partially offset by a $1.24 billion increase in the average balance of mortgage-backed securities to $19.86 billion during the fourth quarter of 2009 as compared to $18.62 billion for the fourth quarter of 2008.
Interest on mortgage-backed securities increased $108.7 million to $983.7 million for the year ended December 31, 2009 as compared to $875.0 million for the year ended December 31, 2008. This increase was due primarily to a $3.08 billion increase in the average balance of mortgage-backed securities to $19.77 billion during 2009 as compared to $16.69 billion for 2008, partially offset by a 26 basis point decrease in the weighted-average yield to 4.98% for 2009 as compared to 5.24% for 2008.
The increases in the average balances of mortgage-backed securities provide us with a source of cash flow from monthly principal and interest payments. The decrease in the weighted average yield on mortgage-backed securities is a result of lower yields on securities purchased during the second half of 2008 and for 2009 when market interest rates were lower than the yield earned on the existing portfolio.
Interest on investment securities increased $19.3 million to $61.4 million for the fourth quarter of 2009 as compared to $42.1 million for the same period in 2008. This increase was due primarily to a $2.01 billion increase in the average balance of investment securities to $5.42 billion for the fourth quarter of 2009 from $3.41 billion for the fourth quarter of 2008. The impact on interest income from the increase in the average balance of investment securities was partially offset by a decrease in the average yield of investment securities of 41 basis points to 4.53%.
Interest on investment securities increased $37.2 million to $213.4 million for 2009 as compared to $176.2 million for 2008. This increase was due primarily to a $974.9 million increase in the average balance of investment securities to $4.58 billion for 2009 from $3.60 billion for 2008. The impact on interest income from the increase in the average balance of investment securities was partially offset by a decrease in the average yield of investment securities of 23 basis points to 4.66%.

Dividends on Federal Home Loan Bank of New York (“FHLB”) stock increased $5.1 million, or 69.9%, to $12.4 million for the fourth quarter of 2009 as compared to $7.3 million for the fourth quarter of 2008. This increase was due primarily to a 221 basis point increase in the average yield earned to 5.66% as compared to 3.45% for the fourth quarter of 2008. The increase in dividend income was also due to a $31.5 million increase in the average balance to $876.6 million for the fourth quarter of 2009 as compared to $845.1 million for the same period in 2008.
Dividends on FHLB stock decreased $4.9 million, or 10.2%, to $43.1 million for 2009 as compared to $48.0 million for 2008. This decrease was due primarily to a 115 basis point decrease in the average yield earned to 4.92% as compared to 6.07% for the year ended December 31, 2008. The decrease in the average yield earned was partially offset by an $86.4 million increase in the average balance to $876.7 million for 2009 as compared to $790.3 million for 2008.
Total interest expense for the quarter ended December 31, 2009 decreased $36.8 million, or 8.2%, to $414.7 million as compared to $451.5 million for the quarter ended December 31, 2008. This decrease was primarily due to a 72 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 3.09% for the quarter ended December 31, 2009 compared with 3.81% for the quarter ended December 31, 2008. The decrease was partially offset by a $6.24 billion, or 13.3%, increase in the average balance of total interest-bearing liabilities to $53.33 billion for the quarter ended December 31, 2009 compared with $47.09 billion for the fourth quarter of 2008. This increase in interest-bearing liabilities was primarily used to fund asset growth.
Total interest expense for the year ended December 31, 2009 decreased $12.9 million to $1.70 billion as compared to $1.71 billion for the year ended December 31, 2008. This decrease was primarily due to a 64 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 3.31% for the year ended December 31, 2009 compared with 3.95% for the year ended December 31, 2008. The decrease was partially offset by a $7.99 billion, or 18.5%, increase in the average balance of total interest-bearing liabilities to $51.27 billion for the year ended December 31, 2009 as compared to $43.28 billion for 2008.
Interest expense on deposits decreased $39.5 million, or 26.7%, to $108.5 million for the fourth quarter of 2009 as compared to $148.0 million for the fourth quarter of 2008. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 154 basis points to 1.85% for the fourth quarter of 2009 as compared to 3.39% for the fourth quarter of 2008. The decrease was partially offset by a $5.95 billion increase in the average balance of interest-bearing deposits to $23.32 billion during the fourth quarter of 2009 as compared to $17.37 billion for the fourth quarter of 2008.
For the year ended December 31, 2009, interest expense on deposits decreased $97.9 million to $483.5 million as compared to $581.4 million for the year ended December 31, 2008. This decrease is due primarily to a 133 basis point decrease in the average cost of deposits to 2.29% for the year ended December 31, 2009 as compared to 3.62% for 2008. This decrease was partially offset by a $5.05 billion increase in the average balance of interest-bearing deposits to $21.13 billion during 2009 as compared to $16.08 billion for 2008.
The increases in the average balances of interest-bearing deposits reflect our plan to expand our branch network and to grow deposits in our existing branches by offering competitive rates. Also, in response to the economic recession, we believe that households have increased their personal savings and customers have sought insured bank deposit products as an alternative to investments such as equity securities and bonds. We believe these factors contributed to our deposit growth. The decrease in the average cost of deposits for 2009 reflected lower market interest rates. At December 31, 2009, time deposits scheduled to mature within one year totaled $13.08 billion with an average cost of 1.87%. These time deposits are scheduled to mature as follows: $6.11 billion with an average cost of 1.86% in the first quarter of 2010, $4.53 billion with an average cost of 1.86% in the second quarter of 2010, $1.51 billion with an average cost of 1.98% in the third quarter of 2010 and $930.4 million with an average cost of 1.84% in the fourth quarter of 2010. The current rates for our six month and one year time deposits are 1.35% and 1.55%, respectively. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with us as renewed time deposits or as transfers to other deposit products at the prevailing rate.
Interest expense on borrowed funds increased $2.8 million to $306.3 million for the fourth quarter of 2009 as compared to $303.5 million for the fourth quarter of 2008. This was primarily due to a $300.9 million increase in the average balance of borrowed funds to $30.02 billion for the fourth quarter of 2009 as compared to $29.71 billion for the fourth quarter of 2008. The weighted-average cost of borrowed funds amounted to 4.05%.
Interest expense on borrowed funds increased $84.9 million to $1.21 billion for the year ended December 31, 2009 as compared to $1.13 billion for the year ended December 31, 2008. This was primarily due to a $2.94 billion increase in the average balance of borrowed funds to $30.14 billion, partially offset by a 12 basis point decrease in the weighted-average cost of borrowed funds to 4.03% for 2009.
We have historically used borrowings to fund a portion of the growth in interest-earning assets. However, we have been able to fund substantially all of our growth in 2009 with deposits. We anticipate that we will be able to continue to use deposit growth to fund our asset growth, however, we may use borrowings as a supplemental funding source if deposit growth decreases. The decrease in the average cost of borrowings for 2009 reflected new borrowings in 2009 and 2008, when market interest rates were lower than existing borrowings and borrowings that matured. Substantially all of our borrowings are callable quarterly at the discretion of the lender after an initial non-call period of one to five years with a final maturity of ten years. We believe, given current market conditions, that the likelihood that a significant portion of these borrowings would be called will not increase substantially unless interest rates increase by at least 300 basis points. During 2009, we modified $1.73 billion of borrowings to extend the call dates of the borrowings by between three and four years, thereby reducing our interest rate risk.
The provision for loan losses amounted to $45.0 million for the quarter ended December 31, 2009 as compared to $9.0 million for the quarter ended December 31, 2008. For the year ended December 31, 2009, the provision for loan losses amounted to $137.5 million as compared to $19.5 million for the year ended December 31, 2008. The increase in the provision for loan losses was due primarily to an increase in non-performing loans and rising levels of unemployment during 2009. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $627.7 million at December 31, 2009 compared with $217.6 million at December 31, 2008. The ratio of non-performing loans to total loans was 1.98% at December 31, 2009 compared with 0.74% at December 31, 2008. The allowance for loan losses amounted to $140.1 million and $49.8 million at December 31, 2009 and December 31, 2008, respectively. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 0.44% and 22.32%, respectively at December 31, 2009, as compared to 0.17% and 22.89%, respectively at December 31, 2008.
Net charge-offs amounted to $19.8 million for the quarter ended December 31, 2009 as compared to net charge-offs of $1.8 million for the same quarter in 2008. For the year ended December 31, 2009, net charge-offs amounted to $47.2 million as compared to $4.4 million of net charge-offs for 2008. These charge-offs were primarily due to the results of our reappraisal process for our non-performing residential first mortgage loans and include $1.7 million and $7.4 million in charge-offs for the quarter and year ended December 31, 2009, respectively, for loans that were transferred to foreclosed real estate. We generally obtain new collateral values for loans on or before 180 days of delinquency. If the estimated fair value of the collateral (less estimated selling costs) is less than the recorded investment in the loan, we charge-off an amount to reduce the loan to the fair value of the collateral less estimated selling costs. As a result, certain losses inherent in our non-performing loans are being recognized as charge-offs which may result in a lower ratio of the allowance for loan losses to non-performing loans, particularly when accompanied by a concurrent increase in total non-performing loans (i.e. due to the addition of new non-performing loans).
Total non-interest income was $2.2 million for the fourth quarter 2009 as compared to $2.0 million for the same quarter in 2008. Total non-interest income for the year ended December 31, 2009 was $33.6 million compared with $8.5 million for 2008. Included in non-interest income for the year ended December 31, 2009 were net gains on securities transactions of $24.2 million substantially all of which resulted from the sale of $761.6 million of mortgage-backed securities available-for-sale. Proceeds from the securities sale were primarily used to fund the purchase of first mortgage loans during the second quarter of 2009.
Total non-interest expense increased $10.6 million, or 20.3%, to $62.9 million for the fourth quarter of 2009 from $52.3 million for the fourth quarter of 2008. The increase is primarily due to increases of $9.3 million in Federal deposit insurance expense and $1.6 million increase in compensation and employee benefits expense. The increase in Federal deposit insurance expense is due primarily to the increases in our deposit insurance assessment rate as a result of a restoration plan implemented by the FDIC to recapitalize the Deposit Insurance Fund. The increase in compensation and employee benefits expense included a $672,000 increase in pension costs, a $446,000 increase in costs related to our health plan and a $527,000 increase in expense related to our stock benefit plans. At December 31, 2009, we had 1,482 full-time equivalent employees as compared to 1,451 at December 31, 2008. Included in other non-interest expense for the fourth quarter of 2009 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate of $325,000 as compared to $218,000 for the fourth quarter of 2008.
Total non-interest expense for the year ended December 31, 2009 was $265.6 million as compared to $198.1 million during 2008. The increase is primarily due to the FDIC special assessment of $21.1 million, a $30.8 million increase in Federal deposit insurance expense, a $9.9 million increase in compensation and employee benefits expense, and a $4.0 million increase in other non-interest expense. The special assessment and the increase in our deposit assessment rate were the result of the restoration plan implemented by the FDIC to recapitalize the Deposit Insurance Fund. The increase in compensation and employee benefits expense included a $6.0 million increase in compensation costs, due primarily to normal increases in salary as well as additional full time employees, a $3.3 million increase in pension costs and a $3.4 million increase in costs related to our health plan. These increases were partially offset by a $2.8 million decrease in expenses related to our stock benefit plans. This decrease was due primarily to a decrease in ESOP expense as a result of changes in the price of our common stock during 2009. Included in other non-interest expense for the year ended December 31, 2009 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate, of $2.4 million as compared to $1.3 million for 2008.
Our efficiency ratio was 18.84% for the 2009 fourth quarter as compared to 19.91% for the 2008 fourth quarter. For the year ended December 31, 2009, our efficiency ratio was 20.80% compared with 20.84% for 2008. The efficiency ratio is calculated by dividing non-interest expense, by the sum of net interest income and non-interest income. Our annualized ratio of non-interest expense to average total assets for the fourth quarter of 2009 was 0.42% as compared to 0.40% for the fourth quarter of 2008. Our ratio of non-interest expense to average total assets for the year ended December 31, 2009 was 0.46% compared with 0.41% for 2008.

Income tax expense amounted to $89.5 million for the three months ended December 31, 2009 compared with $76.9 million for the corresponding period in 2008. Our effective tax rate for the fourth quarter of 2009 was 39.58% compared with 38.23% for the fourth quarter of 2008. Income tax expense for the year ended December 31, 2009 was $346.7 million compared with $287.3 million for 2008. Our effective tax rate for the year ended December 31, 2009 was 39.67% compared with 39.21% for the year ended December 31, 2008.
Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top twenty-five U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 131 branch offices in the New York metropolitan area.
Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City Bancorp may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City Bancorp might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	December 31,	December 31,
	2009	2008
(In thousands, except share and per share amounts)	(unaudited)

Assets:
Cash and due from banks	$198,752	$184,915
Federal funds sold and other overnight deposits	362,449	76,896

Total cash and cash equivalents	561,201	261,811
Securities available for sale:
Mortgage-backed securities	11,116,531	9,915,554
Investment securities	1,095,240	3,413,633
Securities held to maturity:
Mortgage-backed securities	9,963,554	9,572,257
Investment securities	4,187,704	50,086

Total securities	26,363,029	22,951,530
Loans	31,779,921	29,418,888
Net deferred loan costs	81,307	71,670
Allowance for loan losses	(140,074)	(49,797)

Net loans	31,721,154	29,440,761
Federal Home Loan Bank of New York stock	874,768	865,570
Foreclosed real estate, net	16,736	15,532
Accrued interest receivable	304,091	299,045
Banking premises and equipment, net	70,116	73,502
Goodwill	152,109	152,109
Other assets	204,556	85,468

Total Assets	$60,267,760	$54,145,328

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$23,992,007	$17,949,846
Noninterest-bearing	586,041	514,196

Total deposits	24,578,048	18,464,042
Repurchase agreements	15,100,000	15,100,000
Federal Home Loan Bank of New York advances	14,875,000	15,125,000

Total borrowed funds	29,975,000	30,225,000
Due to brokers	100,000	239,100
Accrued expenses and other liabilities	275,560	278,390

Total liabilities	54,928,608	49,206,532

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 526,493,676 shares outstanding at December 31, 2009 and 523,770,617 shares outstanding at December 31, 2008	7,415	7,415
Additional paid-in capital	4,683,414	4,641,571
Retained earnings	2,401,606	2,196,235
Treasury stock, at cost; 214,972,879 shares at December 31, 2009 and 217,695,938 shares at December 31, 2008	(1,727,579)	(1,737,838)
Unallocated common stock held by the employee stock ownership plan	(210,237)	(216,244)
Accumulated other comprehensive income, net of tax	184,533	47,657

Total shareholders’ equity	5,339,152	4,938,796

Total Liabilities and Shareholders’ Equity	$60,267,760	$54,145,328

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
	(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$426,778	$413,400	$1,678,789	$1,523,521
Consumer and other loans	5,047	6,206	21,676	26,184
Mortgage-backed securities held to maturity	125,337	125,558	493,549	497,912
Mortgage-backed securities available for sale	115,114	117,224	490,109	377,096
Investment securities held to maturity	41,661	626	86,581	13,390
Investment securities available for sale	19,719	41,464	126,793	162,818
Dividends on Federal Home Loan Bank of New York stock	12,405	7,280	43,103	48,009
Federal funds sold and other overnight deposits	479	202	1,186	4,295

Total interest and dividend income	746,540	711,960	2,941,786	2,653,225

Interest Expense:
Deposits	108,465	147,959	483,468	581,357
Borrowed funds	306,282	303,549	1,214,840	1,129,891

Total interest expense	414,747	451,508	1,698,308	1,711,248

Net interest income	331,793	260,452	1,243,478	941,977
Provision for Loan Losses	45,000	9,000	137,500	19,500

Net interest income after provision for loan losses	286,793	251,452	1,105,978	922,477

Non-Interest Income:
Service charges and other income	2,192	1,995	9,399	8,485
Gain on securities transactions, net	—	—	24,185	—

Total non-interest income	2,192	1,995	33,584	8,485

Non-Interest Expense:
Compensation and employee benefits	33,905	32,302	137,071	127,198
Net occupancy expense	8,010	8,020	32,270	30,457
Federal deposit insurance assessment	11,800	2,536	35,094	4,320
FDIC special assessment	—	—	21,098	—
Other expense	9,220	9,406	40,063	36,101

Total non-interest expense	62,935	52,264	265,596	198,076

Income before income tax expense	226,050	201,183	873,966	732,886
Income tax expense	89,474	76,905	346,722	287,328

Net income	$136,576	$124,278	$527,244	$445,558

Basic earnings per share	$0.28	$0.25	$1.08	$0.92

Diluted earnings per share	$0.28	$0.25	$1.07	$0.90

Weighted Average Number of Common Shares Outstanding:
Basic	491,439,292	487,856,516	488,908,260	484,907,441
Diluted	492,231,761	495,581,054	491,295,511	495,856,156

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended December 31,
	2009				2008
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)

Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$30,997,843	$426,778	5.51%		$28,557,645	$413,400	5.79%
Consumer and other loans	366,953	5,047	5.50		412,540	6,206	6.02
Federal funds sold and other overnight deposits	880,067	479	0.22		132,144	202	0.61
Mortgage-backed securities at amortized cost	19,860,114	240,451	4.84		18,623,487	242,782	5.21
Federal Home Loan Bank stock	876,626	12,405	5.66		845,115	7,280	3.45
Investment securities, at amortized cost	5,415,707	61,380	4.53		3,407,181	42,090	4.94

Total interest-earning assets	58,397,310	746,540	5.11		51,978,112	711,960	5.48

Noninterest-earnings assets	1,179,197				827,322

Total Assets	$59,576,507				$52,805,434

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$774,812	1,460	0.75		$712,675	1,353	0.76
Interest-bearing transaction accounts	1,958,061	7,444	1.51		1,560,839	11,506	2.93
Money market accounts	4,905,054	18,445	1.49		2,606,648	20,603	3.14
Time deposits	15,680,966	81,116	2.05		12,493,602	114,497	3.65

Total interest-bearing deposits	23,318,893	108,465	1.85		17,373,764	147,959	3.39

Repurchase agreements	15,100,000	154,524	4.06		15,032,609	153,671	4.07
Federal Home Loan Bank of New York advances	14,915,761	151,758	4.04		14,682,213	149,878	4.06

Total borrowed funds	30,015,761	306,282	4.05		29,714,822	303,549	4.06

Total interest-bearing liabilities	53,334,654	414,747	3.09		47,088,586	451,508	3.81

Noninterest-bearing liabilities:
Noninterest-bearing deposits	573,011				538,191
Other noninterest-bearing liabilities	319,989				323,814

Total noninterest-bearing liabilities	893,000				862,005

Total liabilities	54,227,654				47,950,591
Shareholders’ equity	5,348,853				4,854,843

Total Liabilities and Shareholders’ Equity	$59,576,507				$52,805,434

Net interest income/net interest rate spread (2)		$331,793	2.02			$260,452	1.67

Net interest-earning assets/net interest margin (3)	$5,062,656		2.30%		$4,889,526		2.02%

Ratio of interest-earning assets to interest-bearing liabilities			1.09	x			1.10	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Year Ended December 31,
	2009			2008
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$30,126,469	$1,678,789	5.57%	$26,379,724	$1,523,521	5.78%
Consumer and other loans	381,029	21,676	5.69	422,097	26,184	6.20
Federal funds sold and other overnight deposits	566,079	1,186	0.21	209,607	4,295	2.05
Mortgage-backed securities at amortized cost	19,768,874	983,658	4.98	16,694,279	875,008	5.24
Federal Home Loan Bank stock	876,736	43,103	4.92	790,305	48,009	6.07
Investment securities, at amortized cost	4,577,148	213,374	4.66	3,602,206	176,208	4.89

Total interest-earning assets	56,296,335	2,941,786	5.23	48,098,218	2,653,225	5.52

Noninterest-earnings assets	1,044,983			788,032

Total Assets	$57,341,318			$48,886,250

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$749,439	5,640	0.75	$724,943	5,485	0.76
Interest-bearing transaction accounts	1,789,361	31,903	1.78	1,578,419	48,444	3.07
Money market accounts	3,823,116	69,008	1.81	2,227,261	73,180	3.29
Time deposits	14,771,051	376,917	2.55	11,546,958	454,248	3.93

Total interest-bearing deposits	21,132,967	483,468	2.29	16,077,581	581,357	3.62

Repurchase agreements	15,100,221	611,776	4.05	13,465,540	561,301	4.17
Federal Home Loan Bank of New York advances	15,035,798	603,064	4.01	13,737,057	568,590	4.14

Total borrowed funds	30,136,019	1,214,840	4.03	27,202,597	1,129,891	4.15

Total interest-bearing liabilities	51,268,986	1,698,308	3.31	43,280,178	1,711,248	3.95

Noninterest-bearing liabilities:
Noninterest-bearing deposits	576,575			554,584
Other noninterest-bearing liabilities	317,972			289,930

Total noninterest-bearing liabilities	894,547			844,514

Total liabilities	52,163,533			44,124,692
Shareholders’ equity	5,177,785			4,761,558

Total Liabilities and Shareholders’ Equity	$57,341,318			$48,886,250

Net interest income/net interest rate spread (2)		$1,243,478	1.92		$941,977	1.57

Net interest-earning assets/net interest margin (3)	$5,027,349		2.21%	$4,818,040		1.96%

Ratio of interest-earning assets to interest-bearing liabilities			1.10x			1.11x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the weighted average cost of total interest-bearing liabilities from the weighted average yield on total interest-earning assets.

(3)	Determined by dividing net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

December 31,
2009
(In thousands, except share and per share amounts)

Shareholders’ equity	$5,339,152
Goodwill and other intangible assets	(158,336)

Tangible Shareholders’ equity	$5,180,816

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(214,972,879)

Shares outstanding	526,493,676
Unallocated ESOP shares	(33,676,464)
Unvested RRP shares	(593,283)
Shares in trust	(108,945)

Book value shares	492,114,984

Book value per share	$10.85

Tangible book value per share	$10.53

Hudson City Bancorp, Inc.
Other Financial Data
Securities Portfolio at December 31, 2009:

	Amortized	Estimated	Unrealized
	Cost	Fair Value	Gain/(Loss)
	(dollars in thousands)
Held to Maturity:

Mortgage-backed securities:
FHLMC	$4,764,429	$4,995,782	$231,353
FNMA	2,510,095	2,616,604	106,509
FHLMC and FNMA CMO’s	2,577,011	2,597,658	20,647
GNMA	112,019	114,787	2,768

Total mortgage-backed securities	9,963,554	10,324,831	361,277

Investment securities:

United States GSE debt	4,187,599	4,070,900	(116,699)
Municipal bonds	105	105	—

Total investment securities	4,187,704	4,071,005	(116,699)

Total held to maturity	$14,151,258	$14,395,836	$244,578

Available for sale:

Mortgage-backed securities:
FHLMC	$4,655,629	$4,888,326	$232,697
FNMA	3,782,198	3,907,368	125,170
FHLMC and FNMA CMO’s	1,057,007	1,050,763	(6,244)
GNMA	1,257,590	1,270,074	12,484

Total mortgage-backed securities	10,752,424	11,116,531	364,107

Investment securities:

United States GSE debt	1,104,699	1,088,165	(16,534)
Equity securities	6,770	7,075	305

Total investment securities	1,111,469	1,095,240	(16,229)

Total available for sale	$11,863,893	$12,211,771	$347,878

Hudson City Bancorp, Inc.
Other Financial Data
Loan Data at December 31, 2009:

	Non-Performing Loans			Total Loans
	Loan		Percent of	Loan		Percent of
	Balance	Number	Total Loans	Balance	Number	Total Loans
	(dollars in thousands)
First Mortgage Loans:
One- to four- family	$579,036	1,469	1.82%	$30,831,520	73,606	97.02%
FHA/VA	31,855	115	0.10%	283,750	1,146	0.89%
PMI	2,750	11	0.01%	246,562	763	0.78%
Construction	9,764	6	0.03%	13,030	9	0.04%
Commercial	1,414	1	0.00%	54,694	101	0.17%

Total mortgage loans	624,819	1,602	1.97%	31,429,556	75,625	98.90%

Home equity loans	2,794	29	0.01%	329,362	8,443	1.04%
Other loans	82	5	0.00%	21,003	2,365	0.07%

Total	$627,695	1,636	1.98%	$31,779,921	86,433	100.00%

•	Charge-offs amounted to $19.8 million for the fourth quarter of 2009, consisting of 187 loans, and $47.2 million for the year ended December 31, 2009, consisting of 517 loans. These charge-offs include $18.0 million and $37.8 million for the same respective periods, that relate to loans that are still in the loan portfolio at December 31, 2009 and are working through the foreclosure process.

•	Updated valuations are received on or before the time a loan becomes 180 days past due. If necessary, we charge-off an amount to reduce the loan’s carrying value to the updated valuation less estimated selling costs. Our policy is that we receive an updated valuation for these loans annually.

•	The average loan-to-value ratio, using appraised values at time of origination, of our non-performing one- to four-family mortgage loans and total one- to four-family mortgage loans was 70.2% and 60.8%, respectively at December 31, 2009.

•	Based on the valuation indices, house prices have declined in the New York metropolitan area, where 64.0% of our non-performing loans were located at December 31, 2009, by approximately 19.5% from the peak of the market in 2006 through October 2009 and by 29.6% nationwide during that period. From July 2009 through October 2009, the house price indices increased by 1.1% in the New York metropolitan area.

•	Our quantitative analysis of the allowance for loan losses considers the results of the reappraisal process as well as the results of our foreclosed property transactions.

•	Our qualitative analysis of the allowance for loan losses includes a further evaluation of economic factors, such as trends in the unemployment rate, as well as ratio analysis to evaluate the overall measurement of the allowance for loan losses. This analysis includes a review of delinquency ratios, house price indices, net charge-off ratios and the ratio of the allowance for loan losses to both non-performing loans and total loans.
Foreclosed real estate at December 31, 2009:

		Carrying	Number Under
	Number	Value	Contract of Sale
	(dollars in thousands)
Foreclosed real estate	41	$16,736	4
•	During 2009, we sold 55 foreclosed properties. It is currently taking up to 30 months to foreclose on a loan once it becomes non-performing. Write-downs and net losses on the sale of foreclosed real estate are charged to operating expenses and amounted to $325,000 and $2.4 million for the quarter and year ended December 31, 2009, respectively.

Hudson City Bancorp, Inc. and Subsidiary
Other Financial Data
(Unaudited)

	At or for the Quarter Ended

	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009	March 31, 2009	Dec. 31, 2008

	(Dollars in thousands, except per share data)
Net interest income	$331,793	$325,457	$302,397	$283,831	$260,452
Provision for loan losses	45,000	40,000	32,500	20,000	9,000
Non-interest income	2,192	2,513	26,606	2,273	1,995
Non-interest expense:
Compensation and employee benefits	33,905	34,043	36,392	32,731	32,302
Other non-interest expense	29,030	28,877	48,555	22,063	19,962

Total non-interest expense	62,935	62,920	84,947	54,794	52,264

Income before income tax expense	226,050	225,050	211,556	211,310	201,183
Income tax expense	89,474	89,964	83,637	83,647	76,905

Net income	$136,576	$135,086	$127,919	$127,663	$124,278

Total assets	$60,267,760	$58,884,535	$57,406,338	$56,569,758	$54,145,328
Loans, net	31,721,154	31,088,146	30,718,887	30,110,130	29,440,761
Mortgage-backed securities
Available for sale	11,116,531	9,550,806	9,796,644	11,149,867	9,915,554
Held to maturity	9,963,554	10,751,866	10,322,782	9,537,148	9,572,257
Other securities
Available for sale	1,095,240	2,117,664	2,209,470	3,532,186	3,413,633
Held to maturity	4,187,704	3,238,044	2,289,869	450,140	50,086
Deposits	24,578,048	23,113,949	21,692,265	20,435,916	18,464,042
Borrowings	29,975,000	30,025,000	30,025,000	30,275,000	30,225,000
Shareholders’ equity	5,339,152	5,270,181	5,143,265	5,052,798	4,938,796

Performance Data:
Return on average assets (1)	0.92%	0.93%	0.91%	0.93%	0.94%
Return on average equity (1)	10.21%	10.34%	9.98%	10.21%	10.24%
Net interest rate spread (1)	2.02	2.02	1.87	1.75	1.67
Net interest margin (1)	2.30%	2.30%	2.17%	2.06%	2.02%
Non-interest expense to average assets (1) (4)	0.42%	0.43%	0.49%	0.40%	0.40%
Compensation and benefits to total revenue (5)	10.15%	10.38%	11.06%	11.44%	12.31%
Efficiency ratio (2)	18.84%	19.18%	25.82%	19.15%	19.91%
Dividend payout ratio	53.57%	53.57%	57.69%	53.85%	52.00%
Per Common Share Data:
Basic earnings per common share	$0.28	$0.28	$0.26	$0.26	$0.25
Diluted earnings per common share	$0.28	$0.27	$0.26	$0.26	$0.25
Book value per share (3)	$10.85	$10.75	$10.54	$10.40	$10.10
Tangible book value per share (3)	$10.53	$10.43	$10.21	$10.07	$9.77
Dividends per share	$0.150	$0.150	$0.150	$0.140	$0.130

Capital Ratios:
Equity to total assets (consolidated)	8.86%	8.95%	8.96%	8.93%	9.12%
Tier 1 leverage capital (Bank)	7.59%	7.66%	7.73%	7.79%	7.99%
Total risk-based capital (Bank)	21.02%	21.27%	21.09%	21.20%	21.48%

Other Data:
Full-time equivalent employees	1,482	1,483	1,458	1,458	1,451
Number of branch offices	131	131	131	129	127

Asset Quality Data:
Total non-performing loans	$627,695	$517,585	$430,907	$320,158	$217,574
Number of non-performing loans	1,636	1,315	1,088	826	580
Total number of loans	86,433	85,362	84,487	83,982	83,556
Total non-performing assets	$644,431	$530,362	$442,705	$331,784	$233,106
Non-performing loans to total loans	1.98%	1.66%	1.40%	1.06%	0.74%
Non-performing assets to total assets	1.07%	0.90%	0.77%	0.59%	0.43%
Allowance for loan losses	$140,074	$114,833	$88,053	$65,121	$49,797
Allowance for loan losses to non-performing loans	22.32%	22.19%	20.43%	20.34%	22.89%
Allowance for loan losses to total loans	0.44%	0.37%	0.29%	0.22%	0.17%
Provision for loan losses	$45,000	$40,000	$32,500	$20,000	$9,000
Net charge-offs	$19,758	$13,220	$9,569	$4,675	$1,833
Write-downs and net losses on foreclosed real estate	$325	$481	$399	$1,162	$218

(1)	Ratios are annualized.

(2)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income. For the second quarter of 2009, the efficiency ratio includes the FDIC special assessment of $21.1 million and net securities gains of $24.0 million.

(3)	Computed based on total common shares issued, less treasury shares, unallocated ESOP shares, unvested stock awards and shares held in trust. Tangible book value excludes goodwill and other intangible assets.

(4)	Computed by dividing non-interest expense by average assets.

(5)	Computed by dividing compensation and benefits by the sum of net interest income and non-interest income.